Exhibit 10.15

Employment Contract

This agreement is made on October 31, 2025

BETWEEN

(1) CTRL GROUP LIMITED (‘the Employer’ or “Company”); and

(2) Guo Bin the holder of China passport number EQ4562843 (‘the Employee’)

The parties hereby agree the following terms and conditions :

I.	Position and Duties

1)	The Employee will be employed in the position of Chief Executive Officer

2)	The duties of the Employee will include the normal duties for which the Employee is engaged and any other duties that may be given to the Employee by his/ her superior from time to time.

3)	The Employer reserves the right to change the location of Employee’s workplace within Hong Kong.

II.	Commencement Date

The Employee will be employed with the effective date from 1st November 2025 (‘the Commencement Date’)

III.	Probation

The Employee will undergo a probation period of 3 months from the commencement date.

IV.	Responsibilities

1)	The Employee shall act at all times in accordance with the lawful and reasonable instructions of the Employer.

2)	The Employee shall act at all times in a civil manner and shall be punctual, sober, conscientious and loyal in carrying out the Employee’s duties.

3)	Within the effective period of this Agreement, the Employee shall devote the whole of his/her time and attention and abilities to the job unless it is prevented by his/ her own illness , and the Employee shall also faithfully serve the Employer and do all acts or things within his/ her power to help develop and promote the Employee’s business.

V.	Salary

1)	The Employer shall pay the Employee a basic salary of US$ 4500 per month, payable in arrears on the last day of each month.

2)	The salary amount will be directly put into the Employee’s bank account, of which the number will be provided by the Employee.

3)	The Employee’s basic salary will be reviewed annually under a formal review programme and any adjustments arising from the review will become payable as from the first day of the month following such review.

VI.	Annual Bonus

1)	If the Employee has completed 12-month continuous employment with the Employer on December 31 each year., the Employee will be entitled to an annual bonus equivalent to the Employee’s basic monthly salary as at December 31 of the same year payable on January of the following year.

2)	If the Employee has not been employed for 12 months but has been employed for not less than three months on December 31 each year, the Employee is entitled to a pro rata payment of the annual bonus.

3)	The probation period shall be included in the employment period for the purpose of calculating the annual bonus.

VII.	Holidays

The Employee will not normally be required to work on Saturday, Sundays and general public holidays as published in the Government Gazette.

VIII.	Annual Leave

1)	Upon completion of the probation period, the Employee will be entitled to 12 days paid leave for each 12 months’ employment; the probation period will be taken into account the Employee’s leave entitlement.

2)	No payment should be paid to the Employee in lieu of any unused leave entitlement (except in the case of termination of employment where the Employee is entitled to payment for accrued but unused leave)

3)	Upon termination of the employment by the Employer or the Employee, the Employee shall be entitled to payment in lieu of accrued but unused leave on a pro rata basis, provided that the Employer shall be entitled to make an appropriate deduction where leave taken exceeds the amount of leave actually due to the Employee.

IX.	Sick Leave

The Employee shall inform the Employer shortly by phone of any absence and shall provide relevant supporting documents to prove the necessity of absences to the Employer.

X.	Unauthorized Absences

Without prejudice to the other rights of the Employer, the Employer may deduct the equivalent amount of basic daily salary from the Employee’s salary for every day of absence from employment without the prior permission of the Employer.

XI.	Confidentiality

1)	During the employment, the Employee shall not pursuant to this agreement or at any time thereafter (otherwise than in the proper performance of any duties hereunder) without the consent in writing of the Employer being first obtained him/ herself use for his/her own account or divulge to any person, firm or Company (and shall all the times use his/ her best endeavors to prevent the publication or disclosure of) any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Employer and upon termination of this agreement the Employee shall forthwith surrender to the Employer all original and copy documents, samples or other items relating to any matters aforesaid.

2)	During his/ her employment, the Employee shall not pursuant to this Agreement or with six months thereafter directly or indirectly induce, entice or solicit or attempt to induce, entice or solicit:

a)	any employee of the Employer with whom the Employee has had the personal dealings during the course of his/her employment working in the same department as the Employee to leave such employment or

b)	the business (in competition with the Employer) of any person, form or company that has at any time during the period of employment hereunder been a client or customer of the Employer.

XII.	Non-solicitation and non-competition

1)	The Employee covenants with the Company that he shall not at any time during the continuance of this Agreement and for a further period of six (6) months following the Termination Date, either on his own behalf or for any other person directly or indirectly

1.1	approach, canvass, solicit or otherwise endeavour to entice away from the Group the custom of any person who at any time during the twelve (12) months preceding the Termination Date has been a customer or supplier of the Group and during such period he shall not use his knowledge of or influence over any such customer or supplier to or for his own benefit or the benefit of any other person carrying on business in competition with the Company or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Company;

1.2	solicit or entice or endeavour to solicit or entice away from the Group any person who at the date of termination is employed or engaged by the Group in a managerial, executive or sales capacity and with whom the Employee has had material dealings or was directly managed by or reported to the Employee within the period of twelve (12) months immediately prior to the date of termination;

2)	The Employee acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Group with whom or on whose behalf the Empolyee has had business dealings and that, having regard to those interests, those restrictions do not work unreasonably upon him.

XIII.	Term and Termination

1)	This agreement shall be effect upon the upon the effectives of the Company’s Registration Statement filed with the U.S. Securities and Exchange Commission.

2)	Within the probation period, this Agreement may need to be terminated by either party in one week’s notice.

3)	Beyond the probation period, this Agreement may need to be terminated by either party in one month’s notice.

4)	Notwithstanding anything herein before contained, the Employer may at any time terminate this Agreement without notice or payment in lieu.

a)	if the Employee, in relation to his employment

i. willfully disobeys a lawful and reasonable order

ii. misconducts himself such conduct being inconsistent with due and faithful discharge of his duties

iii. is guilty or fraud or dishonesty; or

iv. is habitually neglectful in his duties; or

b)	on any other ground on which the Employer would be entitled to terminate this Agreement without notice at common law.

XIV.	Applicable Law

This agreement shall be construed and governed by the laws of Hong Kong.

IN WITNESS whereof the parties have signed this Agreement the day and year first written above.

SIGNED BY
On behalf of the Employer
In the presence of :

/s/ Lau Chi

SIGNED BY the Employee
In the presence of :

/s/ Guo Bin

5